SCHEDULE 14A
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Forward Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 18, 2005

To Our Shareholders:

Our recently completed fiscal year was an impressive and gratifying year for shareholders and management alike.  We are especially proud that fiscal 2004 represented our third consecutive year of top and bottom-line growth, and that net income was the highest in Forward's history.  Importantly, we remained focused on controlling our costs, and due to the Company's operating leverage, profits grew at a faster rate than sales - 34% versus 6%.

In the current fiscal year, ending September 30, 2005, we hope to build upon the foundation and successes of the year just completed, including broadening relationships with existing customers, establishing solid relationships with new customers, and exploiting the operating leverage we have developed.

The year ahead, however, also presents its own sorts of challenges.  Because we eliminated the allowance against our deferred tax assets in fiscal 2004, entering our current fiscal year, we expect to record provisions for income tax at our applicable statutory corporate rate rather than a tax benefit.  We will continue our efforts to establish a new market for carrying cases with OEM manufacturers of lap top and hand held computers.  Finally, and most importantly, we will attempt to maintain the confidence of customers in our existing markets, where our relationships have led to revenue increases in recent periods.  No doubt, part of the success in addressing the latter challenge will be the continuation of a constructive economic environment and, regarding carrying cases for cellular handsets in particular, the continuation of vibrant new product introductions by our customers to satisfy emerging technology adoption and the demands of consumers for phones that exploit these technologies.  Regarding cases for diabetic monitoring kits, our challenge is to address product mix issues and volumes across our customer base.

A review of the fiscal year just completed and an outlook for the year ahead follow.

Cellular Phone Products

During fiscal 2004, sales from our cell phone products (cases for handsets and camera attachments, plastic belt clips, hand straps, decorative faceplates, and other decorative attachments) grew 30% compared to the prior fiscal year, driven by higher sales to Nokia, and under our license agreement with Motorola, which we renewed through 2007.  We are very optimistic about this area of the business.  In fact, we reported extraordinary growth in the first quarter of 2005: sales of these products increased 170%, led by "in-box" cases for newly launched Motorola and Nokia phones.

Medical Cases

Overall demand for our glucose monitoring kit cases was strong in fiscal 2004.  However, while the number of units we sold during the year increased, sales in this segment declined from fiscal 2003 primarily due to a shift to lower priced cases by some of our customers.  Nonetheless, we anticipate sales from these cases to represent a significant portion of our sales in fiscal 2005.

Strong Operating Results with Record Net Income and Solid Financial Position

For fiscal 2004 ended September 30, 2004, our net sales rose 6% to $20.1 million, while income before a tax benefit increased 36% to $1.7 million.  Net income increased 34% to a record $1.9 million, or $.30 per diluted share.

Importantly, our financial position remains strong.  In fiscal 2004, the Company generated $2.1 million of cash flow from operations, and we closed the year with $4.5 million in cash, no long-term debt, and working capital of $6.7 million.

Outlook

For fiscal 2005, we are focused on growing revenue from our two main product lines.  We plan to continue to build on our strong customer relationships by offering additional products to these customers, while targeting new customers.  In this regard, we recently announced the signing of a non-exclusive license agreement with European wireless handset manufacturer SAGEM to design and market SAGEM branded cell phone carrying cases in the European, Middle Eastern and African (EMEA) markets which will strengthen our licensed efforts in the EMEA.

In the market for laptop and handheld computer carrying solutions, we are targeting major OEMs in this market, aiming to model this business as we do with OEMs in the cellular phone and medical equipment markets.

We have started the year off strongly.  For the first quarter of fiscal 2005, net sales increased 98% to  $8.9 million.  Additionally, our operating expenses, as a percentage of sales, declined to 16.3% from 28.9% in the prior year period, a testament to our ability to leverage our sales and operating costs.  Net income increased more than six-fold to a record $1.37 million or $.21 per diluted share, an all-time quarterly net income record for Forward.

Based on the strength of our existing product lines and the growth opportunities in new markets, we are optimistic about the Company's near and long-term business prospects.

We invite you to review the accompanying Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004, and the proxy materials relating to our annual meeting for fiscal 2004.  We urge you to attend our annual meeting, which is being held on April 21, 2005, to complete the accompanying proxy card, and to vote your shares even if you are unable to attend the meeting.

On behalf of the Board of Directors, management and employees, we thank you for your support and confidence in Forward Industries.

Sincerely,

Jerome E. Ball Chairman and CEO	Michael Schiffman President and COO
2

FORWARD INDUSTRIES, INC.
1801 Green Road
Suite E
Pompano Beach, Florida 33064

NOTICE OF ANNUAL SHAREHOLDERS' MEETING

To the Shareholders of Forward Industries, Inc., 1801 Green Road, Suite E, Pompano Beach, Florida 33064

Notice is hereby given that the Annual Shareholders' Meeting of Forward Industries, Inc. relating to the fiscal year ended September 30, 2004, will be held on Thursday, April 21, 2005, at 11:00 A.M., Eastern Daylight Time, at the executive offices of Forward, 1801 Green Road, Suite E, Pompano Beach, Florida 33064, for the following purposes:

1.             To elect a Board of Directors for the current year.

2.             To ratify the appointment of Kaufman, Rossin & Co., P.A., as our independent registered certified public accounting firm for the fiscal year ending September 30, 2005.

3.             To transact such other business as may properly come before the meeting.

All shareholders are invited to attend the meeting.  Only shareholders of record at the close of business on March 14, 2005, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.  A complete list of shareholders entitled to notice of and to vote at the meeting will be open to examination by shareholders beginning ten days prior to the annual meeting for any purpose germane to the annual meeting during normal business hours at the office of the Secretary of Forward Industries, 1801 Green Road, Suite E, Pompano Beach, Florida 33064.

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.

By Order of the Board of Directors

Douglas W. Sabra
Assistant Secretary

Pompano Beach, Florida
March 18, 2 005

PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.  THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU:  (1) GIVE WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF FORWARD INDUSTRIES, 1801 GREEN ROAD, SUITE E, POMPANO BEACH, FLORIDA 33064, PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; (2) FILE A LATER-DATED PROXY PRIOR TO SUCH VOTE; OR (3) ATTEND AND VOTE AT THE MEETING.

FORWARD INDUSTRIES, INC.
1801 Green Road
Suite E
Pompano Beach, Florida  33064

(954) 419-9544

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Forward Industries, Inc., a New York corporation, for use in connection with our Annual Meeting of Shareholders for the fiscal year ended September 30, 2004 (the "Annual Meeting"), to be held Thursday, April 21, 2005, at 11:00 A.M., Eastern Daylight Time, at our executive offices, 1801 Green Road, Suite E, Pompano Beach, Florida 33064, and any postponement or adjournment thereof.

This Proxy Statement and related proxy documents were first mailed to shareholders on or about March 18, 2005, to holders of record of Forward Industries' common stock, par value $.01 per share (the "Common Stock"), at the close of business on March 14, 2005, the record date for the Annual Meeting.

VOTING SECURITIES; PROXIES

Voting Securities; Vote Required

The Board of Directors has fixed March 14, 2005, as the record date for voting at the Annual Meeting: only shareholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.  At the close of business on March 14, 2005, 6,767,835 shares of Common Stock were outstanding and eligible for voting at the Annual Meeting.  Each such share of Common Stock entitles the holder of record on the record date to one vote on each matter to be voted on at the Annual Meeting.

The quorum necessary to conduct any business at the Annual Meeting consists of a majority of the outstanding shares of our Common Stock, present in person or represented by proxy at the Annual Meeting.  Abstentions and broker non‑votes are counted as present for purposes of determining whether the quorum requirement is satisfied.  Abstentions and broker non-votes will not have the effect of votes in opposition to a director or "against" any other proposal to be considered at the Annual Meeting.  Assuming a quorum is achieved at the Annual Meeting, the approval by a plurality of the votes in respect of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for election of each nominee for director. Cumulative voting is not permitted.  For all other matters, the affirmative vote of the majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the adoption of such matters.

Proxies

The persons named in the accompanying proxy intend to vote for the election of each of the nominees for director listed herein.  Each nominee has consented to be named in this proxy statement and to serve if elected.  The Board of Directors has no reason to believe that any nominee will not serve if elected, but if any nominee should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee or nominees, the persons named herein as proxies will vote for the substitute nominee or nominees designated by the Board of Directors.  We know of no reason why this would occur.

The form of proxy solicited by our Board of Directors affords shareholders the ability to specify a choice among approval of, disapproval of (or withholding authority to vote, in the case of election of directors), or (except with respect to election of directors) abstention with respect to each matter to be acted upon at the Annual Meeting.  Shares of Common Stock represented by each proxy will be voted in accordance with the instructions contained therein, except as to matters with respect to which authority to vote is specifically withheld.  Where the solicited shareholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified.

All shares of Common Stock represented by properly executed proxies that are timely returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of Common Stock represented by such proxy will be voted FOR the Board of Directors' nominees for director, FOR the ratification of the appointment of Kaufman, Rossin & Co., P.A. as our independent registered certified public accounting firm, and in accordance with the proxy-holder's best judgment as to any other matters properly raised at the Annual Meeting as to which we did not receive notice at least sixty days prior to the date of the Annual Meeting.  See "Deadline for Shareholder Proposals for 2005."

We will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our officers, consultants and employees, without extra remuneration, may also solicit proxies personally by facsimile and by telephone.  In addition to mailing copies of this proxy material to shareholders, we may request persons, and reimburse them for their expenses in connection therewith, who hold Common Stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold Common Stock and to request their authority for execution of the proxies.

Revocation of Proxies

A shareholder who has given a proxy may revoke it at any time if, prior to its exercise at the Annual Meeting, such shareholder:  (i) delivers (by mail or otherwise) written notice of such revocation to our Secretary at the address appearing at the top of page one of this Proxy Statement; or (ii) executes and delivers to Forward at such address a duly and validly completed, later dated proxy reflecting contrary instructions; or (iii) appears at the Annual Meeting and takes appropriate steps to vote in person.

No Dissenter's Rights

Under New York law, shareholders are not entitled to dissenters' rights of appraisal with respect to the election of directors or the proposal to ratify the appointment of Kaufman, Rossin & Co., P.A., as our independent registered certified public accounting firm for the fiscal year ending September 30, 2005.

Remainder of Page Intentionally Left Blank

PROPOSAL 1

ELECTION OF DIRECTORS

Under our By-laws, the number of directors serving on our Board may not be more than seven or fewer than three and is set by a resolution adopted by a majority of the entire Board of Directors.  The number of directors is currently fixed at five, which is the number of directors to be elected at the Annual Meeting to constitute the Board of Directors for the current fiscal year.  Each nominee for director is standing to be elected to hold office for a period of one year, and in any event until his successor has been elected and qualified.  It is intended that the accompanying proxy will be voted in favor of each and all of the following persons to serve as directors, unless the shareholder indicates to the contrary on the proxy.

Nominees for Election as Directors

For election to the Board of Directors for one-year terms, the Board of Directors has nominated the following individuals, each of whom is a current director:  See "Certain Relationships and Related Party Transactions."

Name	Age	Principal Occupation

Jerome E. Ball	69

Director since 1998; Chief Executive Officer of Forward since October 1998 and Chairman of the Board since April 1999; Chairman and Chief Executive Officer of George Arzt Communications, a public relations firm, from 1996 to October 1998.

Bruce Galloway (a)	47

Director since April 2002; Managing Director of Burnham Securities since 1993; Chairman of Datametrics, a manufacturer of ruggedized computer equipment, since August 2000; Chairman of International Microcomputer Software Inc., a software development company, since August 2001; Chairman of Command Security Corporation, a security guard and aviation screening services provider, since August 2004; and director of GVI Security Solutions Inc., a video surveillance equipment provider, since February 2004.

Edwin A. Levy (b)	68

Director since April 2003; Chairman, founder, and principal of Levy, Harkins & Co., a New York City investment advisory firm; General Partner in Gracy Fund, a private investment partnership; Director of Coastcast Corporation, a publicly held golf club head manufacturer, since 1994; Director of Traffix, a publicly held online database direct marketing company, since 1995; Director of Bear, Stearns Financial Products, a wholly owned subsidiary of the Bear, Stearns Companies, since 1997; and Director of World Point Terminals, a maritime port facilities provider of liquid bulk storage, since 1998.

Norman Ricken (c)	68

Director since March 2000. During the past five years Mr. Ricken has served as an independent consultant. From 1971 to his retirement in 1989, Mr. Ricken held senior positions at Toys R Us Inc., including Chief Financial Officer, President, and Chief Operating Officer.

Michael Schiffman	40	Director since 1992; President and Chief Operating Officer of Forward since June 1998; Executive Vice President of Forward from 1992 to 1998.

(a) Member of the Audit Committee, the Compensation Committee, and the Nominating Committee.

(b) Member of the Audit Committee and the Compensation Committee and Chairman of the Nominating Committee.

(c) Chairman of the Audit Committee and the Compensation Committee and member of the Nominating Committee.

3

Shareholder Vote Required

                To be elected, a nominee for director requires a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of directors.  If elected, each director holds office until the next annual meeting of shareholders or until his successor has been duly elected and qualified.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

MANAGEMENT INFORMATION

Board of Directors

To assist it in the discharge of its responsibilities, the Board of Directors has established a separately designated, standing Audit Committee, Compensation Committee, and Nominating Committee, the members and principal responsibilities of each of which are set forth below.  Apart from committee meetings, the Board of Directors met or acted by unanimous written consent on  five occasions during the fiscal year ended September 30, 2004.  All directors attended all of the meetings held by the Board and all of the meetings of the committees of which they are members in person or by telephone conference call.  All directors attended the Annual Meeting of Shareholders in April 2004; however, the Company maintains no formal policy mandating such attendance.

Audit Committee.   Our Audit Committee was established in 1999 in accordance with applicable requirements of the Securities Exchange Act of 1934, or the "Exchange Act".  The members of the Audit Committee are Norman Ricken, who is Chairman of the Committee, and Messrs. Bruce Galloway and Edwin A. Levy.  Our Board of Directors has determined that each such director is independent in accordance with the Nasdaq Stock Market's ("NASDAQ") listing standards.  See Item 9 of our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004, a copy of which is enclosed with these proxy materials, for information relating to the director serving on the Audit Committee who our Board of Directors has determined is an Audit Committee Financial Expert.  The Audit Committee held four meetings during the fiscal year ended September 30, 2004.

The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of its financial statements.  It is the responsibility of the Committee to maintain free and open communication between the Committee and the Company's independent registered public accounting firm, the internal accounting staff and management of the Company.  In discharging its functions, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.  The Committee is required to pre-approve the audit and non-audit services performed by our independent registered certified public accounting firm in order to assure that the provision of such services does not impair such firm's independence.  Unless a type of service to be provided has received general pre-approval from the Audit Committee, it requires specific pre-approval.  The Committee also has the power to retain legal, accounting and other advisors, as it deems necessary to carry out its duties.  Further information regarding the functions performed by the Audit Committee is set forth under "Report of the Audit Committee."  The Audit Committee is governed by a written charter approved by the Board of Directors, which was amended and restated in March 2004.  A copy of the Charter governing the activities of the Audit Committee is available for viewing at our web site at:  www.forwardindustries.com/corp-gov.htm.  The foregoing information is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any prior or subsequent filing by Forward under the Securities Act of 1933 or the Exchange Act except to the extent expressly incorporated by reference.

Compensation Committee.  The members of the Compensation Committee are Norman Ricken, who is Chairman of the Committee, and Messrs. Bruce Galloway and Edwin A. Levy.  Our Board of Directors has determined that each such director is independent in accordance with NASDAQ listing standards.  The Committee met twice during the last fiscal year.  The purpose of the Compensation Committee is to establish and implement compensation policies and programs for our executives and to recommend policies for director compensation to the Board of Directors.  The Compensation Committee also has as one of its functions the responsibility to administer the Company's 1996 Stock Incentive Plan.  The Compensation Committee, which was established by the Board in July 2000, is governed by a written charter that was adopted by the Board of Directors in February 2005.  A copy of the Charter is available for viewing at our web site at: www.forwardindustries.com/corp-gov..htm.

Nominating Committee.  The members of the Nominating Committee are Edwin A. Levy, who is Chairman of the Committee, and Messrs. Bruce Galloway and Norman Ricken.  Our Board of Directors has determined that each such director is independent in accordance with NASDAQ listing standards.  Our Board of Directors established the Nominating Committee as a separately designated, standing committee and adopted a written charter governing its responsibilities in February 2005.  In February 2005, the Nominating Committee met and recommended that the incumbent directors be nominated for election at the Annual Meeting, and the Board of Directors approved such recommendations.  Prior to February 2005, our Board of Directors as a whole functioned as our nominating committee and held one meeting to consider Board and committee nominations in the fiscal year ended September 30, 2004.  The responsibilities of the Nominating Committee include: identifying candidates qualified to become Board members; developing and reviewing background information on such candidates; evaluating such candidates based on their qualifications;  and making recommendations to the Board regarding such candidates.  The Nominating Committee may identify and evaluate candidates for directorships through the use of questionnaires, interviews, and other investigatory methods including the use of search firms and payment of a fee to determine the suitability of potential nominees.  The Committee's responsibilities also include recommending to the Board the persons to be nominated for appointment to each of the Board's committees; and overseeing annual evaluations of the Board and its Committees.  The Nominating Committee is authorized to retain advisors and consultants and to compensate them for their services.  A copy of the charter of the Nominating Committee is available for viewing at our web site at: www.forwardindustries.com/corp-gov.htm.

In recommending nominees for election to the Board of Directors, the Nominating Committee will seek to identify candidates who meet the current needs of the Board of Directors.  The Nominating Committee Charter does not specify minimum qualifications that must be met by a nominee.  However, the Committee Charter requires the Nominating Committee to consider, among other things, the candidate's integrity and honesty, ability to exercise independent business judgment, his background and experience in his profession or chosen field of expertise. In addition, the Charter requires the Committee to consider the individual candidate's ability to work constructively with others, the availability of sufficient time to devote to the affairs of the Company in order to carry out the responsibilities of a director, an absence of conflicts that might interfere with the proper performance of his responsibilities as director, and other criteria deemed relevant by the Committee.  The Nominating Committee will, on the foregoing procedures and bases, consider director nominee recommendations made by shareholders, provided, as an initial step required by our By-laws, the name and address of such nominee, accompanied by relevant biographical information specified in the Securities and Exchange Commission's rules, are submitted in writing to the Secretary of the Company, are accompanied by a written statement of the candidate's willingness to serve and the amount of Common Stock owned beneficially and of record, and such submission otherwise complies with the criteria and procedures of the Nominating Committee and the Company's By-laws.  See "Deadline for Shareholder Proposals for 2005".

It is anticipated that, if elected at the Annual Meeting, each of Messrs. Galloway, Levy and Ricken will be reappointed as members of the Audit Committee, the Compensation Committee, and the Nominating Committee, respectively.

Communications with the Board

                The Board of Directors entertains communications from security holders and has unanimously adopted a written policy regarding same.  A copy of this policy is available for viewing at our web site referred to above.  Communications should be sent to Forward at the address set forth on the first page of this Proxy Statement, attention: Michael Schiffman.

Code of Ethics

                In November 2003, Forward adopted a Code of Ethics and Business Conduct that applies to all officers, directors and employees regarding their obligations in the conduct of Company affairs.  The Code of Ethics is available for viewing at the Company's web site at www.forwardindustries.com/corp-gov.htm.

Executive Officers

The following table sets forth certain information with respect to each person who is currently an executive officer of Forward and is based on our records and information furnished to us by such persons.  Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by each director, director nominee and executive officer.

Name	Age	Position with Forward	Held Office Since
Jerome E. Ball.........................	69	Chief Executive Officer and Chairman of the Board	1998
Michael Schiffman.................	40	President, Chief Operating Officer and Director	1998
Douglas W. Sabra.................	46	Chief Financial Officer and Vice President; Assistant Secretary	2000
Steven A. Malsin...................	57	Secretary	2005

JEROME E. BALL became Chief Executive Officer and Vice Chairman of the Board effective October 1998 and became Chairman of the Board in April 1999.  Before joining Forward, from 1996 until October 1998 Mr. Ball served as Chairman and Chief Executive Officer of George Arzt Communications, a full service public relations firm.  Prior to that time, Mr. Ball had been president of Balson-Hercules Group, a textile manufacturing company, which was sold to a Canadian Stock Exchange listed company, Consoltex Group, Inc., Ltd., where he served until 1996.

MICHAEL SCHIFFMAN has been employed by Forward in various capacities since 1985 and became a director in April 1992.  Mr. Schiffman was employed as a salesman for our advertising specialties products in 1985.  He became marketing manager for such products in 1987 and, following the acquisition of the custom carrying case business in 1989, was appointed General Manager of that division.  From 1995 through June 1998, Mr. Schiffman was assigned to our Hong Kong operations.  Executive Vice-President from 1992 to 1998, Mr. Schiffman was appointed our President and Chief Operating Officer in June 1998.

DOUGLAS W. SABRA became Vice President and Chief Financial Officer of Forward in September 2000.  Prior to joining Forward, Mr. Sabra was a Controller for Tyco Submarine Systems (now Tycom Ltd.), where he worked from 1998 to June 2000.  Mr. Sabra retired from the Coast Guard in 1998 after 22 years of service where he held a variety of financial management positions.  Mr. Sabra received an MBA from the University of South Florida and a Bachelors Degree in accounting from Florida International University.  Mr. Sabra was appointed Assistant Secretary in January 2005.

STEVEN A. MALSIN was appointed Secretary of Forward in January 2005.  He is, and has for more than the past five years, been engaged in private legal practice.  He serves on the Board of Directors of two not-for-profit organizations.

Pursuant to their respective employment agreements:  Jerome E. Ball is employed as Chairman and Chief Executive Officer, Michael Schiffman is employed as President and Chief Operating Officer, and Douglas W. Sabra is employed as Vice President and Chief Financial Officer, in each case through December 31, 2005, with an automatic renewal provision for successive one-year terms unless such executive or Forward provides 60 days prior notice of intent not to renew the agreement.  See "Employment Agreements."

Summary of Compensation in Fiscal 2004, 2003, and 2002

The following "Summary Compensation Table" sets forth summary information regarding all cash and non-cash compensation paid by Forward during each of the fiscal years ended September 30, 2004 ("Fiscal 2004"), 2003 ("Fiscal 2003"), and 2002 ("Fiscal 2002"), to our chief executive officer and each other executive officer earning more than $100,000. For further information concerning compensation arrangements with the executive officers named below, see "Employment Agreements."

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation

Name and Principal Position	Year	Salary	Bonus	Other Annual Comp. $	All Other Comp ($)

Jerome E. Ball
Chairman and	2004	$230,000	$139,800	--	--	--
Chief Executive	2003	$219,700	$115,000	--	$15,810	--
Officer (a)	2002	$155,333	$18,500	--	$63,240	--

Michael Schiffman
President and	2004	$300,000	$88,800	--	--	--
Chief Operating	2003	$310,000	$115,000	--	--	--
Officer	2002	$290,000	$18,500	--	--	--

Douglas W. Sabra
Vice President and	2004	$150,000	$64,700	--	--	--
Chief Financial	2003	$123,500	$58,000	--	--	--
Officer	2002	$116,667	$10,000	--	--	--

(a)   For Mr. Ball, "All Other Compensation" represents rent paid by us on Mr. Ball's behalf with respect to an apartment in New York City. Effective January 1, 2003, Mr. Ball agreed to assume all obligations with respect to the apartment and his salary was adjusted commensurate with the obligations assumed under that agreement.

During Fiscal 2002, each of the above-named executive officers voluntarily agreed to forego a portion of his salary for the fourteen-month period August 2002 through September 2003. The Compensation Committee of our Board of Directors agreed that such foregone salary amounts would be restored to those executives if we achieved certain Fiscal 2003 profitability levels. As a result, Fiscal 2002 salaries were reduced by $6,666 for Mr. Ball, $10,000 for Mr. Schiffman, and $3,333 for Mr. Sabra, and the total amounts subject to forfeiture by such executive officers during such fourteen-month period were $46,667 for Mr. Ball, $70,000 for Mr. Schiffman and $23,333 for Mr. Sabra. Based on the results of operations achieved by the Company in Fiscal 2003, the Compensation Committee agreed that those amounts would be restored to the executives, which amounts are reflected in the above table as salary in Fiscal 2003.

Option Grants in Fiscal 2004

In December 1996, our Board of Directors adopted the 1996 Stock Incentive Plan, pursuant to which up to four million (4,000,000) shares of our Common Stock may be issued to our executive officers, employees and non-employee directors and consultants upon the exercise of incentive stock options and nonqualified stock options. The exercise price of the incentive options may not be less than the fair market value of the Common Stock at the date the option is granted. The Compensation Committee of our Board of Directors establishes the exercise price of the nonqualified options. Options generally vest evenly over three years and expire ten years after the date of grant, provided that, if the option holder's employment, consulting or other relationship with the Company terminates, generally the option must be exercised within 90 days of such termination.

No options to purchase our Common Stock or stock appreciation rights were granted to the executive officers named in the Summary Compensation Table or any other officer in Fiscal 2004.

Stock Options Held at September 30, 2004

The following table indicates the total number of exercisable and unexercisable stock options to purchase Common Stock held by each executive officer named in the Summary Compensation Table as of September 30, 2004, together with options to purchase Common Stock that were exercised by such named executive officers during Fiscal 2004.  No stock appreciation rights were outstanding during Fiscal 2004. The closing price of our Common Stock on the Nasdaq SmallCap Stock Market on  September 30, 2004 was $2.38, as reported by Nasdaq.

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal 2004 Year-End Option Values
Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End Exercisable / Unexercisable*	Value of Unexercised In-The-Money Options/SARS at FY End- Exercisable / Unexercisable*
Jerome E. Ball	0	0	250,000 / 250,000	$157,500 / $95,000
Michael Schiffman	168,400	$111,601	450,000 / 400,000	$246,000 / $0
Douglas W. Sabra	15,000	$14,675	0 / 75,000	$0 / $28,500

* As of January 1, 2005, all such previously unexercisable options became exercisable in accordance with the terms of the option grants.

Compensation of Directors

Our standard arrangements for compensation of non-employee directors provide that each such director receives an annual stipend of $10,000, payable in quarterly increments of $2,500, and the chairman of each subcommittee receives an additional $1,000 stipend per committee chair. In addition, each non-employee director receives $1,000 for each board meeting attended, and, $500 for each subcommittee meeting attended and is entitled to reimbursement for actual and reasonable travel expenses incurred for attendance at such meetings.  In addition, in recent years, it has been the policy to grant on an annual basis each non-employee director options to purchase 10,000 shares of Common Stock at an exercise price equal to the market price therefor on the date of the grant as quoted on the Nasdaq SmallCap Market.

During Fiscal 2004, Messrs. Ricken, Jeffrey Kuhr (a director who declined to stand for re-election in April 2004), Galloway and Levy received $15,000, $7,000, $13,000 and $13,000, respectively, for their services, excluding travel reimbursements.  In addition, in Fiscal 2004 each non-employee director other than Mr. Kuhr, was granted options to purchase 10,000 shares of Common Stock at an exercise price of $2.21 per share, which was above the market price of our Common Stock at the time of the grant.  In the event any such director ceases to serve as a director, such options expire 3 months after termination of the director relationship.

Employment Agreements

Effective October 1, 2003, we entered into an employment agreement with each of Jerome E. Ball, Michael M. Schiffman, and Douglas W. Sabra in order to secure their services to Forward during the terms of the agreements, each of which expires on December 31, 2005.  Each agreement provides for successive one-year renewal terms, unless either party provides written notice of its intention not to renew the agreement not later than 60 days prior to the end of the term (or renewal period). If Forward gives such notice, subject to certain conditions, the executive would be entitled to receive six months salary, at the rate then in effect, as severance.  No stock options or other equity compensation is granted to any such executive pursuant to these agreements.  These agreements terminate and supersede the contracts to which Forward and Messrs. Ball, Schiffman, and Sabra, respectively, were a party that were in force during Fiscal 2003 and which were to expire at various dates thereafter.  None of the provisions in the terminated agreements has any continuing effect, except that options to purchase Common Stock granted to each executive pursuant to those terminated agreements, as reflected above under the "Summary Compensation Table", remain in effect according to the original terms thereof. Set forth below is certain additional information that pertains to each executive's employment agreement.

Under his agreement, Mr. Ball is employed as our Chairman and Chief Executive Officer at an annual salary of $230,000.  Because of Mr. Ball's relocation from New York to Florida as a result of the re-location of our executive offices in 2000, we agreed to assume Mr. Ball's lease with respect to an apartment in New York City with annual lease payments totaling approximately $63,000.  We made payments of $15,810 and $63,240 in respect of this apartment on Mr. Ball's behalf during Fiscal 2003 and Fiscal 2002, respectively.  Effective January 1, 2003, Mr. Ball agreed to assume all obligations with respect to such apartment, and his salary was increased by an amount equal to such annual assumed payments, which is reflected in his current salary arrangements.

Under his agreement, Mr. Schiffman is employed as our President and Chief Operating Officer at an annual salary of $300,000. In the event that either Mr. Schiffman's or Mr. Ball's salary changes during the term of their agreement, or if Mr. Ball is an employee of Forward but no longer serves as our Chief Executive Officer, then Mr. Ball's and Mr. Schiffman's bonus arrangements shall terminate and be subject to substitute, substantially equivalent arrangements as may be agreed between Mr. Schiffman and the Compensation Committee in an amendment to his agreement.

Under his employment agreement, Mr. Sabra is employed as Vice President and Chief Financial Officer at an annual salary of $150,000.

In addition, each of Mr. Ball, Mr. Schiffman, and Mr. Sabra is eligible to receive bonus compensation in each year of the term of his agreement based on financial incentives and non-financial incentives.  The formula that determines the amount of bonus that may be earned under the financial incentive component in each year during the term of the agreement is based on the extent to which, if any, Forward's Pre-Tax Income (as defined in each agreement) exceeds, achieves or fails to exceed the target level for such year, which is to be identified at the beginning of each fiscal year of the term by the Compensation Committee of our Board of Directors.  Based on this formula, Mr. Ball, Mr. Schiffman, and Mr. Sabra may earn a maximum of approximately $141,000, $71,000 and $60,000 (if Pre-Tax Income exceeds the target level by 20%), respectively, in the fiscal year ending September 30, 2005, and a minimum of zero in each case, all on a sliding scale.  In addition, each of Mr. Ball, Mr. Schiffman, and Mr. Sabra may earn a maximum of 10% of his salary pursuant to the non-financial incentive component of the bonus, which is based on performance factors evaluated by the Compensation Committee.

In addition to the foregoing, the agreements provide that each executive may by notice terminate his agreement in the event that "good cause" (as defined in each such agreement) is established, in which case the executive would be entitled to receive on the date of termination six months of his salary (at the rate in effect when notice is given) plus the amount of the bonus to which he would otherwise be entitled, pro rated to the date of termination (and calculated as set forth in each such agreement).  In addition, in the case of death during the term of the agreement, the executive's estate would be entitled to the bonus to which he would otherwise have been entitled, pro rated to the date of death, together with benefits made available to employees generally, including under Forward's retirement and group life insurance plans. Each such executive has also agreed to be bound by certain covenants that restrict his ability to compete with the Company or solicit the employment of Company employees after the term of his employment, prohibits disclosure of Company confidential information, and restricts the executive, subject to certain exceptions, from making investments in entities that compete with the Company.

Information pertaining to compensation paid to Mr. Theodore Schiffman, the co-founder and former Chairman and chief executive officer of Forward, pursuant to his consulting agreement is set forth in "Item 12 - Certain Relationships and Related Transactions."

Report on Repricing of Options/Sars

We did not adjust or amend the exercise price of stock options previously awarded to any of our officers or directors during Fiscal 2004. See "Employment Agreements."

Remainder of Page Intentionally Left Blank

Security Ownership of Certain Beneficial Owners and Management

Set forth below is information, as of March 14, 2005, with respect to the beneficial ownership of Common Stock by (i) each person or group who is known to us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each current director (all of whom are director nominees), (iii) each executive officer named in the "Summary Compensation Table" , and (iv) all of our directors and executive officers, as a group (seven persons).

Name and Address of Beneficial Owner	Total Shares Beneficially Owned	Notes	Percent of Class
Jerome E. Ball 1801 Green Road, Suite E Pompano Beach, FL. 33064................	617,500	(a)	8.6%

Michael Schiffman 1801 Green Road, Suite E Pompano Beach, FL. 33064................	853,527	(b) (c)	14.1%

Douglas Sabra 1801 Green Road, Suite E Pompano Beach, FL. 33064................	10,000	--	*

Norman Ricken 1801 Green Road, Suite E Pompano Beach, FL. 33064................	60,700	(d)	*

Bruce Galloway 1801 Green Road, Suite E Pompano Beach, FL. 33064.............	162,350	(e)(f)	3.0%

Edwin A. Levy 1801 Green Road, Suite E Pompano Beach, FL. 33064................	30,100	(e)	*

All directors and executive officers as a group (seven persons)	1,734,177	(g)	22.3%

*Less than 1 percent

(a)             Includes 250,000 shares of Common Stock issuable pursuant to currently exercisable stock options granted in October 1998, expiring in September 2008, at an exercise price of $1.75 and 150,000 shares of Common Stock issuable pursuant to currently exercisable stock options granted in January 2001, expiring in December 2005, at an exercise price of $2.00.

(b)            Michael Schiffman, our President, Chief Operating Officer and a director, is the son of Theodore H. Schiffman, our retired co-founder and Chairman, and the brother of Stephen Schiffman, who served as our corporate Secretary until January 2005.

(c)            Includes 151,100 shares of Common Stock subject to currently exercisable options granted in January  2001, at an exercise price of $2.00 per share; 200,000 shares of Common Stock subject to currently exercisable options granted in January 2001 at $2.50 per share; and 200,000 shares of Common Stock subject to currently exercisable options granted in January  2001 at an exercise price of $3.25 per share.  All of Mr. Schiffman's options expire in December 2005.

(d)            Includes 10,000 shares of Common Stock subject to currently exercisable options granted in January 2001, at an exercise price of $2.00; 10,000 shares of Common Stock subject to currently exercisable options granted in April 2003,  at an exercise price of $2.05; and 10,000 shares of Common Stock subject to currently exercisable options granted in July 2004 at an exercise price of $2.21. All of Mr Ricken's options expire 10 years from the date granted.
(Footnotes continue on the next page)

(e)             Includes 10,000 shares of Common Stock subject to currently exercisable options granted in April 2003 at an exercise price of $2.05 and 10,000 shares of Common Stock subject to currently exercisable options granted in July 2004 at an exercise price of $2.21. All options expire 10 years from the date granted.

(f)              Does not include 9,000 shares of Common Stock held for Mrs. Elaine Galloway, Mr. Galloway's mother, as to which shares Mr. Galloway disclaims beneficial ownership.

(g)             Does not include 46,300 shares owned by Larry Mannes at September 30, 2004 and January 20, 2005 (of which 45,000 were shares issuable upon the exercise of options at an exercise price of $2.00) or 69,785 shares owned by Stephen Schiffman at September 30, 2004 and January 20, 2005 (of which 6,300 were shares issuable upon the exercise of options at an exercise price of $3.25).  Mr. Mannes ceased to serve as Forward's Vice President and Mr. Schiffman ceased to serve as Forward's corporate secretary, in each case as of January 2005.

Section 16(a)  Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and executive officers and persons who beneficially own more than ten percent of each class of Forward's equity securities that is registered under the Exchange Act to file with the Securities and Exchange Commission initial reports of ownership on Form 3, reports of changes in ownership of Common Stock on Form 4, and reports on Form 5.  Officers, directors, and persons who beneficially own more than ten percent of our Common Stock, the only class of our equity securities, are required by the regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, based solely on review of the copies of such reports submitted to us during, and written representations furnished to us that no other reports were required with respect to, the fiscal year ended September 30, 2004, all Section 16(a) filing requirements applicable to our officers, directors, and beneficial owners of more than ten percent of our Common Stock were complied with on a timely basis, except that a Form 4 with respect to each of Messrs. Galloway, Levy, and Ricken was filed three days late.

Certain Relationships and Related Party Transactions

On April 11, 2002, we entered into a Settlement Agreement (the "Settlement Agreement") with Robert S. Ellin, Nancy Ellin, Atlantis Equities, Inc., Robert Ellin Family 1997 Trust and Robert Ellin Profit Sharing Plan (Mr. Ellin and such parties collectively are sometimes referred to herein as the "Ellin Group").  Based on information contained in its Schedule 13D filings under the Exchange Act, the Ellin Group owned in excess of 5% of the Common Stock outstanding from September 1998 until April 2003.  The Settlement Agreement resolved certain disagreements that arose between the Ellin Group and us. The principal terms of the Settlement Agreement are set forth below. The following condensed summary is qualified in all respects by reference to the complete text of the Settlement Agreement (including the exhibits thereto), which is included as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2002, as amended by Form 8-KA filed on April 25, 2002, which report is incorporated herein by reference.

Pursuant to the Settlement Agreement, on April 11, 2002, the date of the Settlement Agreement, our Board of Directors appointed Mr. Bruce Galloway and Mr. Jeffrey Kuhr to our Board of Directors, filling the vacancies created by the resignations, on April 11, 2002, of Mr. Noah Fleschner and Mr. Samson Helfgott.  Messrs. Galloway and Kuhr were subsequently elected to the Board of Directors at our annual meeting of shareholders held on May 24, 2002, and Mr. Galloway continues to serve as director, Mr. Kuhr having declined to stand for election in April 2004. As contemplated by the Settlement Agreement, Mr. Galloway and Mr. Kuhr were appointed to serve on our Audit Committee and our Compensation Committee.  In connection with the Settlement Agreement, Forward and each member of the Ellin Group entered into a Standstill Agreement, dated April 11, 2002, pursuant to which the members of the Ellin Group agreed not to, among other things, acquire additional shares of our Common Stock or make or participate in any proxy solicitation with respect to the Common Stock or seek representation on the Board of Directors (except to the extent that the appointment of Messrs. Galloway and Kuhr constituted such representation).  The Standstill Agreement  expired in October 2003.

In connection with the Settlement Agreement, on April 11, 2002, we entered into a letter agreement with Atlantis Equities pursuant to which, under certain circumstances, if we, within a 24-month period from the date of the letter agreement, were to consummate a business combination with a company introduced to us by Atlantis, Atlantis would be entitled to a fee equal to 10% of the aggregate consideration paid in connection with such business combination.  Mr. Ellin is principal shareholder, a director and an officer of Atlantis Equities.  In addition, Mr. Jeffrey Kuhr, formerly a director, advised us that he entered into an arrangement with Atlantis pursuant to which he would be entitled to 50% of the fee payable to Atlantis under this letter agreement.  Subsequent to entering into this letter agreement, Atlantis introduced to us the company referred to therein, and we declined to pursue a business combination with said company.  In addition, under the Settlement Agreement we and each member of the Ellin Group exchanged general releases, and we remitted $100,000 to attorneys for Mr. Ellin in respect of legal fees and disbursements incurred in connection with the disagreements arising between the Ellin Group and Forward during the 18 months preceding the date of the Settlement Agreement.

 Pursuant to his consulting agreement entered into when he resigned from 30 years of service as our chief executive officer and chairman, and effective October 1998, Mr Theodore Schiffman, our co-founder and a director of Forward until April 2003, received a consulting fee of $200,000 per annum until September 30, 2003, when the agreement expired, and a monthly fee of $2,500 from that date until December 31, 2003.  In addition, under this agreement Mr. Schiffman was entitled to receive severance payments totaling $350,000, which was paid in various installments ending in April 2001.  In addition, the exercise price of options to purchase 450,000 shares of Common Stock was reduced from $2.00 to $1.10 per share.  Under his consulting agreement, had Mr. Schiffman died during the term thereof, Forward would have been required to make or to procure certain insurance payments to his estate or his wife's estate.  In addition, pursuant to the consulting agreement Mr. Schiffman is subject to a non-competition arrangement with us that expires in 2006 and has agreed to maintain the confidentiality of trade secrets and work product of Forward.  Other than such payments and benefits to which Mr. Schiffman is entitled as a former employee in accordance with our benefit plans, together with the options described above, Forward has no other obligations to Mr. Schiffman pursuant to the consulting agreement or otherwise.  Mr. Schiffman is the father of Michael Schiffman, our President and Chief Operating Officer and a director, and Stephen Schiffman, who served as our corporate secretary until January 2005.

During the fiscal year ended September 30, 2004, Forward paid Mr. Steven Malsin, our corporate secretary, $66,000 for legal services rendered by his firm.

Report of the Audit Committee

The report of the Audit Committee is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by Forward under the Securities Act of 1933 or the Exchange Act.

The Audit Committee oversees our accounting and financial reporting process on behalf of the Board of Directors.  Our management has the primary responsibility for the financial statements and the reporting process, including the systems of disclosure controls and procedures and internal controls over financial reporting.

The following three paragraphs pertain to the audited financial statements as of and for the fiscal year ended September 30, 2004.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements that are included in our Annual Report on Form 10-KSB, which review  included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  The Committee reviewed with the independent registered certified public accountants, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.  In addition, the Committee discussed with Ernst & Young LLP its independence from management and from Forward, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with Ernst & Young LLP's  independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for its audits.  The Committee meets with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004, for filing with the Securities and Exchange Commission.

Audit Fees

The following table sets forth the aggregate fees for professional services billed to us by Ernst & Young LLP for the past two fiscal years.

	Year Ended September 30,
	2004	2003
Audit Fees [1]....................................................	$ 117,300	$ 114,800
Audit-related Fees [2].........................................	0	0
Tax Fees [3]......................................................	24,500	23,800
Other Fees [4]...................................................	0	0
	$ 141,800	$ 138,600

 Tax fees are for the preparation of our U.S. corporate federal and state tax returns.  All work performed by our independent registered certified public accountants must be, and has been, pre-approved by our Audit Committee to ensure that all such work is compatible with maintaining the principal accountant's independence. The Audit Committee has considered whether the provision of the non-audit services above is compatible with maintaining the auditor's independence and concluded that it is.

This report is submitted on behalf of the members of the Audit Committee*:

Norman Ricken, Chairman
Edwin A. Levy
Bruce Galloway

____________________

            *The report of the Audit Committee is dated December 6, 2004.

[1]       Includes fees billed for audit of our audited consolidated financial statements for the fiscal years ended September 30, 2004 and 2003, and for reviews performed with respect to our unaudited quarterly consolidated financial statements published during such periods included in Form 10-QSB, including services that are normally provided by Ernst & Young in connection with statutory and regulatory filings, such as the issuance of consent letters

[2]       Includes the aggregate fees billed for the fiscal years ended September 30, 2004 and 2003, for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of Forward's financial statements and not reported under Audit-related Fees.   The Company incurred no such cost in either period.

[3]       Includes the aggregate fees billed for the fiscal years ended September 30, 2004 and 2003, for tax compliance and tax advice including preparation and filing of the Company's U.S. Federal and state income tax returns.

[4]       Includes the aggregate fees billed for the fiscal years ended September 30, 2004 and 2003, not included in the other categories included in the table.  The Company incurred no such cost in either period.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Appointment of Accountants

Our Board of Directors is recommending to shareholders that they ratify the appointment of Kaufman, Rossin & Co., P.A., as Forward's independent registered certified public accounting firm for the fiscal year ending September 30, 2005.

On December 20, 2004, we dismissed our former independent registered certified public accounting firm, Ernst & Young LLP, and on December 22, 2004, we engaged Kaufman, Rossin & Co., P.A., as our independent registered certified public accounting firm for the fiscal year ending September 30, 2005.  Ernst & Young LLP served as our independent registered certified public accountants for each of the four fiscal years ended September 30, 2004.  Our Audit Committee recommended the dismissal of Ernst & Young LLP and the appointment of Kaufman, Rossin & Co., P.A., and the Board of Directors unanimously approved these recommendations.

Neither of the reports of Ernst & Young LLP with respect to the Company's financial statements for the fiscal years ended September 30, 2004 and 2003 contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years and to the date hereof, there has been no disagreement between us and our former or current independent registered certified public accounting firms on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of such accounting firm, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

Representatives of Kaufman, Rossin & Co., P.A. will be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.  A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting.

Shareholder Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Kaufman, Rossin & Co., P.A.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KAUFMAN, ROSSIN & CO., P.A., AS INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS OF FORWARD FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2005, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE ENCLOSED PROXY CARD.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR 2005

Shareholder proposals intended to be considered for inclusion in the proxy statement and form of proxy for presentation at our 2005 annual meeting of shareholders (intended to be held in April 2006) in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act must be sent to our offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064, addressed to the attention of our Corporate Secretary/Annual Meeting, and must be received not later than November 18, 2005.  All proposals must comply with applicable Securities and Exchange Commission rules and regulations

Shareholders may otherwise propose business for consideration in compliance with federal proxy rules, New York law and other legal requirements, including nominations for director, without seeking to have the proposal included in Forward's proxy statement in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act.  Under Rule 14a-4 under the Exchange Act, proxies may be voted on proposals properly brought before a meeting in the discretion of the proxy holder without additional proxy statement disclosure about the matter unless Forward is notified about the matter proposed not fewer than 60 nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year, as provided in our By-laws, and the proponents otherwise satisfy the requirements of Rule 14a-4 under the Exchange Act.  Shareholder proposals submitted outside the processes of Rule 14(a)-8 under the Exchange Act are considered untimely if received after February 20, 2006.  If the date of the 2005 annual meeting in respect of the fiscal year ending September 30, 2005, is more than 30 days before or more than 30 days after April 21, 2006, notice by the shareholder must be so delivered not later than the close of business on the later of the 60th day prior to the meeting or the 10th day following the date on which public disclosure of the date of the meeting is first made by the Company.

OTHER MATTERS

The Board of Directors is not aware of any matter other than those set forth in this proxy statement that will be presented for action at the Annual Meeting.  If other matters properly come before the Annual Meeting, the persons named as proxies intend to vote the shares of Common Stock they represent in accordance with their best judgment in the interest of Forward.

WE UNDERTAKE TO PROVIDE TO EACH SHAREHOLDER WITHOUT CHARGE BY FIRST CLASS MAIL A COPY OF OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH, AND OUR CURRENT REPORT ON FORM 8-K, AS AMENDED, FILED ON APRIL 16, 2002. WRITTEN REQUESTS FOR ANY SUCH REPORT SHOULD BE ADDRESSED TO THE OFFICE OF THE SECRETARY, FORWARD INDUSTRIES, INC., 1801 GREEN ROAD, SUITE E, POMPANO BEACH, FLORIDA 33064, AND ORAL REQUESTS SHOULD BE MADE TO FORWARD AT (954) 419-9544.

ANNUAL MEETING OF SHAREHOLDERS OF

FORWARD INDUSTRIES, INC.

April 21, 2005

Please date, sign and mail
 your proxy card in the
 envelope provided as soon
 as possible.

Please detach along perforated line and mail in the envelope provided.

THE DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES "FOR" ELECTION OF DIRECTORS AND "FOR" ITEM 2
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors		2. Proposal to ratify the appointment of Kaufman, Rossin & Co., P.A. as the independent registered certified public accounting firm of Forward for the fiscal year ending September 30, 2005.	FOR AGAINST ABSTAIN ☐ ☐ ☐

☐ FOR ALL NOMINEES	NOMINEES: ☐ Jerome E. Ball ☐ Bruce Galloway ☐ Edwin A. Levy ☐ Norman Ricken ☐ Michael Schiffman
In their discretion, the proxy holders are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:    To grant authority to vote for all nominees, mark "FOR ALL NOMINEES".
          To withhold authority to vote for all nominees, mark "WITHHOLD AUTHORITY".
          To withhold authority to vote for any one or more individual nominee(s), mark
          "FOR ALL EXCEPT" and fill in the circle next to the name or names of the nominee(s) you wish to withhold, as shown here. ■

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

FORWARD INDUSTRIES, INC.

Annual Meeting of Shareholders - April 21, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Forward Industries, Inc., a New York corporation ("Forward"), hereby constitutes and appoints Michael Schiffman, Jerome E. Ball and Douglas W. Sabra, and each of them, his true and lawful attorneys and proxies in respect of Forward's Annual Meeting of Shareholders (the "Annual Meeting"), with full power of substitution in and for each of them, to vote all shares of Common Stock of Forward which the undersigned held on March 14, 2005, the record date for the Annual Meeting, to be held at the offices of Forward Industries, Inc., 1801 Green Road, Suite E, Pompano Beach, Florida  33064 on April 21, 2005, at 11:00  a.m., Eastern Daylight Time, and at any postponements or adjournments thereof, on any and all of the matters contained in the Notice of Annual Shareholders Meeting, with all the powers the undersigned would possess if present personally at said meeting, or at any postponement or adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES LISTED ON THE REVERSE SIDE, FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF KAUFMAN, ROSSIN & CO. P.A. AS THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM OF FORWARD FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2005, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS DESIGNATED ABOVE, WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued and to be signed and dated on the other side)